EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made this 1st day of July, 2011 (the “Effective Date”) by and between KIT DIGITAL, INC., a multi-national corporation with its headquarters located in Prague, Czech Republic (the “Employer” or the “Company”) and Barak Bar-Cohen, an individual resident of Princeton, New Jersey, (the “Employee”), collectively (the “Parties).

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.             DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Agreement”-- this Employment Agreement, including the Schedules and Exhibits, if any, attached hereto, as amended from time to time.

“Basic Compensation”-- Salary and Benefits.

“Benefits”-- as defined in Section 3.1(c).

“Board of Directors”-- the board of directors of Employer.

“Bonus” — as defined in Section 3.1(b).

“Chief Executive Officer” or “CEO” -- Kaleil Isaza Tuzman

“Change in Control” -- shall be deemed to have occurred when, after the Effective Date, any new person or entity becomes the beneficial owner, directly or indirectly, of 50% or more of the voting power of the Employer’s then outstanding securities.

“Confidential Information”-- any and all:

(a) trade secrets concerning the business and affairs of Employer (including any and all Confidential Information of Employee’s former employer), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information); and

(b) proprietary information concerning the business and affairs of Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

(c) notes, analysis, compilations, studies, summaries, and other material prepared by or for Employer containing or based, in whole or in part, on any information included in the foregoing.

“Disability”-- as defined in Section 4.2.

“Effective Date”-- the date stated in the first paragraph of the Agreement.

“Employer” - defined as the KIT DIGITAL, Inc.

“Employee Invention”-- any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registrable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by Employee, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed publicly to be conducted by Employer, and any such item created by Employee, either solely or in conjunction with others, following termination of Employee’s employment with Employer, that is based upon or uses Confidential Information. The term “Employee Invention” includes but is not limited to the inventions, techniques, and specially commissioned works described in Schedule 6.2(b).

“Employment Period”-- the term of Employee’s employment under this Agreement.

“Fiscal Year”-- Employer’s fiscal year, as it exists on the Effective Date or as changed from time to time.

“For cause”-- as defined in Sections 4.3 and 4.4.

“General Profitability” -- defined as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) minus Capital Expenditures, as defined in section 3.1.b.i.

“Non-Competition Agreement”-- as defined in Section 6.2

“Person”-- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

“President” -- Gavin Campion

“Proprietary Items”-- as defined in Section 5.2(a) (iv)

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“Salary”-- as defined in Section 3.1(a)

“Severance”-- as defined in Section 4.5(c)

2.             EMPLOYMENT TERMS AND DUTIES

2.1              EMPLOYMENT

Employer hereby employs Employee, and Employee hereby accepts employment by Employer, upon the terms and conditions set forth in this Agreement.

2.2              TERM

Subject to the provisions of Section 4, the term of Employee’s employment under this Agreement will be two (2) years (the “Employment Period”), beginning on the Effective Date and ending on the second (2nd) anniversary of the Effective Date. Subject to the provisions of Sections 3 and 4 below, this Agreement shall be automatically renewed for a period of two years unless either party provides written notice at least one hundred twenty (120) days prior to the expiration of the current period of its intention not to renew the Agreement, and the Agreement shall automatically renew for subsequent 2 year periods unless terminated in accordance with Sections 3 and 4 below or by one of the parties providing written notice at least one hundred twenty (120) days prior to the expiration of the current period of its intention not to renew the Agreement.

2.3              DUTIES

Throughout the Employment Period, Employee will serve as Chief Administrative Officer of the Employer and shall have the ordinary and customary duties attendant with that title. Employee shall have such power and authority in the assigned position as delegated from time to time by the President. Employee will devote his time, attention, skill, and energy to the business of Employer, will use his good faith efforts to promote the success of Employer’s business, and will cooperate fully with the CEO and President in the advancement of the best interests of Employer.

2.4              LOCATION

During the first twelve (12) months of this Agreement, the Employee shall render his services in the Company’s Prague Headquarters in the Czech Republic. After this twelve (12) month period, Employer and Employee shall, upon mutual consent, determine the location from which the Employee shall continue to render his services in the Company.

3.             EMPLOYMENT COMPENSATION

3.1              COMPENSATION PACKAGE

Employee’s compensation and any and all other rights of Employee under this Agreement are included in the following compensation package (the “Compensation Package”). This Compensation Package shall contain certain financial terms and conditions addressed below (salary, health care, Company benefits and life and disability insurance, etc.).

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(a)            Salary. Employee will be paid an annual base salary of $240,000.00 U.S. subject to adjustments as provided below (the “Salary”), payable according to the Employer’s customary payroll practices. The Salary is contemplated by the Parties to increase after 12 months or earlier and will be reviewed by the Compensation Committee not less frequently than annually, and may be adjusted from time to time by the Compensation Committee commensurate with Employee’s performance and duties.

(b)           Performance-Based Cash Bonus. Employer and the Employee agree that the Employee shall be entitled to performance based cash bonuses of seventy percent (70%) of Employee’s base salary, as defined in section 3.1.a above. For the annual period ending December 31, 2011, Employee shall be entitled to this performance-based cash bonus upon the achievement of the following Key Performance Indicators (KPIs):

(i)            Corporate KPIs

a.	Achievement of at least 21% General Profitability defined as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) minus Capital Expenditures.
b.	Achievement of a 50% improvement in the Customer Satisfaction Index, as defined and measured by the Employer.

(ii)           Departmental KPIs

a.	The successful implementation of the Finance NetSuite module by September 30, 2011
b.	Consolidation of the US, Australia, Singapore, UK, Czech Republic, and Italy payroll systems onto the centralized ADP payroll system by December 31, 2011 and all other country payroll systems across the Company by March 31, 2012.
c.	Implementation of the eTrade system for the top 40 managers in the Company by September 30, 2011 and for all employees by November 30, 2011.
d.	The successful implementation of a company-wide Performance Management System including Employee reviews, KPI definition, and automated HR reporting in NetSuite by November 30, 2011.
e.	The successful implementation of a company-wide Employee Satisfaction Survey (ESS) by November 30, 2011 with a KPI for improving the ESS to be determined upon the completion and review of the initial results.
f.	Building of Corporate Dashboards based on NetSuite information for adherence to and complete compliance with the PR/PO, Travel and Entertainment, and Mobile Usage policies by November 30, 2011.
g.	The successful management of legal fees through the implementation of a Legal Support Request form in NetSuite and spending in line with the revised 2011 budget by October 31, 2011.
h.	The successful implementation of a company-wide cost reduction program achieving 25% in people-related cost savings defined as salaries plus related employer taxes as measured by comparing these costs in Q4 2010 as compared to Q4 2011.

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For subsequent calendar years, Employee and Employer will define mutually agree to KPIs which shall drive the performance based cash bonuses of seventy percent (70%) of Employee’s base salary, as defined in section 3.1.a above.

(c)           Stock Option Grants. The Parties acknowledge that the Employer is a publicly traded company with its common stock being listed on NASDAQ. As additional compensation to the Employee, the Employer shall grant employee stock options (the “Grant”) under the Employer’s 2008 Incentive Stock Plan (or any subsequent employee benefit plan adopted by the Employer’s Board of Directors and ratified by the Employer’s stockholders), attached hereto as Schedule A (the “Plan”) in the amount of thirty four thousand (34,000) stock options. Each of the stock options included in the Grant gives the Employee the right to acquire one underlying common share at a price of US$10.88 per share, the closing price of our common stock on the NASDAQ on Friday, May 9, 2011.

(d)           Performance Contingent Restricted Stock Units (“PCRSU”) Grant. As additional compensation to the Employee, the Employer shall grant employee performance contingent restricted stock units (the “Grant”) under the Employer’s 2008 Incentive Stock Plan (or any subsequent employee benefit plan adopted by the Employer’s Board of Directors and ratified by the Employer’s stockholders), attached hereto (the “Plan”) in the amount of eighty-thousand (80,000) performance contingent restricted stock units. The terms and conditions of these PCRSU are outlined in the PCRSU documentation in Schedule B.

The Employer represents and warrants to the Employee that the Stock Options and PCRSUs, when issued and delivered to the Employee, have been duly authorized and validly issued and are fully paid and nonassessable. The Employer Shares will be issued under the Employer’s 2008 Incentive Stock Plan (or any subsequent employee benefit plan adopted by the Employer’s Board of Directors and ratified by the Employer’s stockholders) and covered by an effective registration statement on Form S-8 on file with the SEC. The Employer acknowledges that the Employee, even though acquiring the Employer Shares for investment, wishes to be legally permitted to sell the Employer Shares when he deems appropriate after receipt of such shares and being able to sell such Employer Shares in accordance with the terms of the Employer’s insider trading policy, including through the establishment of a Rule 10b5-1 stock trading plan. In that regard, the Employee is encouraged to enter into a Rule 10b5-1 stock trading plan with an investment bank or other financial institution prior to any sale of securities of the Employer. These types of plans, when executed according to applicable provisions, enable the Employee to sell Employer securities on pre-specified conditions (e.g., when the price of a share of Employer common stock reaches a certain amount) and, therefore, allow the Employee to sell outside quarterly “trading windows,” whether or not the Employee then possesses material non-public information. The Employer agrees to cooperate with the Employee in connection with establishing such a plan for the Employer Shares. A summary of Employee’s option and restricted stock grants to date are included in Schedule C.

(e)           Benefits. During the Employment Period, the Employee shall be entitled to the following benefits, programs and arrangements of the Employer in effect during the Employment Period which are generally available to the executive employees of the Employer, subject to and on a basis consistent with terms, conditions and overall administration of such plans, programs and arrangements.

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(i)            Insurance. Employee shall be entitled to participate in all fringe benefit programs, including health insurance, vision insurance, dental insurance, life insurance, accident insurance and short and long term disability insurance, as well as any other similar insurance programs offered by Employer to individuals employed in executive positions. It is acknowledged by the Parties that the family health and medical insurance to be provided by and paid for in full by the Employer to the Employee must include coverage for international travel as the Employee is expected to be traveling extensively in furtherance of his duties.

(ii)           Moving Expenses. Employer agrees to reimburse Employee for all costs associated with moving the belongings and possessions of Employee and his family (including but not limited to shipping, taxes, insurance, storage costs, and one-way airfare for Employee and his family) from Prague, Czech Republic back to Princeton, New Jersey, or another destination as determined, upon mutual consent, by Employee and Employer. It is anticipated that these costs shall not exceed $25,000 plus the cost of one-way airfare for employee and his family.

(iii)          Rental Fee Expenses. Employer agrees to reimburse Employee for all costs associated with renting Employee’s residence at 256 Snowden Lane, Princeton, New Jersey 08540 (including but not limited to real estate agent fee, taxes, and listing fees) It is anticipated that these costs shall not exceed $10,000.

 (iv)        Family Travel Expenses. Employer agrees to reimburse Employee for the cost of airfare for Employee and his family (including but not limited to airfare and associated travel taxes) to be used over during the next 12-months for round-trip travel back to the United States to visit friends and family. It is anticipated that these costs shall not exceed $10,000 and shall not include the cost of hotel accommodations or car rental.

(v)           Leave. The Employee shall be entitled to twenty five (25) days of vacation leave and ten (10) days of sick leave each year, during which time his compensation shall continue to be paid in full. Employee may carry forward up to ten (10) days of vacation leave from year to year.

(vi)          Business Expenses. The Employer shall reimburse the Employee, or provide him with a Company credit card, for the reasonable amount of hotel, travel, entertainment and other expenses necessarily incurred by the Employee in the discharge of his duties for the Employer. Employee will adhere to the KIT Travel and Entertainment Policy when traveling.

(vii)         Indemnification; Insurance Against Liability. Employer will indemnify, save harmless, and defend Employee, and all of Employee’s heirs and assigns, (collectively “indemnified parties”) from and against any and all claims, damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative) and expenses (including but not limited to reasonable attorneys’ fees and costs) (collectively, “Losses”) arising out of, resulting from, or relating to the services Employee provides Employer under this Agreement, including, without limitation, any claims from or by third parties to the extent permitted by applicable law of the state of incorporation of Employer (Delaware at the date hereof); provided that if it is determined by a non- appealable judicial ruling that Employee committed any criminal or unlawful acts, Employer will be entitled to recover from Employee all costs, fees and expenses relating to Losses directly resulting from Employee’s criminal or unlawful acts. Such claims shall include, but shall not be limited to, claims based upon trademark, service mark, trade name, copyright and patent infringement, trademark dilution, tortious interference with contract or prospective business relations, unfair competition, defamation or injury to reputation, or other injuries or damage to business. The Employer shall secure an officer’s and director’s liability insurance policy for the Employee designed to insulate and protect the Employee from personal liability for claims arising against him through the proper execution of his duties for the Employer.

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4.             TERMINATION

4.1           EVENTS OF TERMINATION

The Employment Period, Employee’s Compensation and any and all other rights of Employee under this Agreement or otherwise as an employee of Employer will terminate (except as otherwise provided in this Section 4):

(a)           upon the death of Employee; or

(b)           upon the disability of Employee (as defined in Section 4.2) immediately upon the determination of a disability in the manner provided for in Section 4.2; or

(c)           for cause by the Employer (as defined in Section 4.3), immediately upon notice from Employer to Employee, or at such later time as such notice may specify; or

(d)           for cause by the Employee (as defined in Section 4.4) immediately upon notice from Employee to Employer, or at such later time as such notice may specify; or

(e)           at Employee’s election upon not less than thirty (30) days prior written notice of termination (as defined in Section 4.5); or

(f)            by Employer without cause, subject to the payment of any Severance hereunder.

4.2           DEFINITION OF DISABILITY

For purposes of Section 4.1, Employee will be deemed to have a “disability” if, for physical or mental reasons, Employee is unable to perform the essential functions of Employee’s duties under this Agreement for 90 consecutive days, or 180 days during any twelve month period, as determined in accordance with this Section 4.2. The disability of Employee will be determined by a medical doctor selected by written agreement of Employer and Employee upon the request of either party by notice to the other. If Employer and Employee cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Employee has a disability. The determination of the medical doctor selected under this Section 4.2 will be binding on both parties. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 4.2, and Employee hereby authorizes the disclosure and release to Employer (but to no other person) of such determination and all supporting medical records, all of which Employer shall keep strictly confidential. If Employee is not legally competent, Employee’s legal guardian or duly authorized attorney-in-fact will act in Employee’s stead, under this Section 4.2, for the purposes of submitting Employee to the examinations, and providing the authorization of disclosure, required under this Section 4.2.

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4.3           DEFINITION OF “FOR CAUSE” BY EMPLOYER

For purposes of Section 4.1, the phrase “for cause” means: (a) Employee’s material breach of this Agreement, material non-performance of any assigned duties, material breach of the Non-Competition provisions hereof and Employee’s failure to cure such material breach within thirty (30) days following receipt of notice of the same from Employer; (b) the appropriation (or attempted appropriation) of a material business opportunity of Employer, including attempting to secure or securing any profit, for himself or others, in connection with any transaction entered into on behalf of Employer; (c) the misappropriation (or attempted misappropriation) of any of Employer’s funds or property; or (d) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime based upon moral turpitude with respect to which imprisonment is a possible punishment.

4.4           DEFINITION OF “FOR CAUSE” BY EMPLOYEE

As used herein, the phrase “for cause” for use by the Employee shall mean the occurrence of any of the following: (a) the assignment to the Employee of duties materially inconsistent with Employee’s position as described in Section 2.3 hereof, or any signification diminution in the Employee’s duties, responsibilities or compensation, other than in connection with the termination of the Employee’s employment for cause, disability or as a result of Employee’s death or by Employee other than for cause; (b) the change in the location of the Employee’s office from primarily New York City and secondarily Prague without the Employee’s consent; (c) any material breach of this Agreement by the Company which is continuing; (d) a Change in Control, provided that a Change in Control shall only constitute cause if the Employee terminates his employment within six (6) months following the Change in Control; provided, however, the Employee shall not be deemed to have cause pursuant to clauses (a) or (c) above unless the Employee gives the Employer written notice of the specified conduct or event which has occurred and the Employer fails to cure such conduct or event within thirty (30) days of receipt of such notice.

4.5           TERMINATION PAY

Effective upon the termination of this Agreement, Employer will be obligated to pay Employee (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 4.5. For purposes of this Section 4.5, Employee’s designated beneficiary will be such individual beneficiary or trust, as Employee may designate by notice to Employer from time to time.

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(a)           Termination upon Disability. If this Agreement is terminated by either party as a result of Employee’s disability, as determined under Section 4.2, Employer will pay Employee, promptly upon such termination, his Salary through the remainder of the calendar month during which such termination occurs and for the lesser of (i) three consecutive months thereafter, or (ii) the date that disability insurance benefits commence under the disability insurance coverage furnished by Employer to Employee, if any, and the total amount outstanding of the Bonus

(b)           Termination upon Death. If this Agreement is terminated because of Employee’s death, Employer will pay Employee, promptly upon his termination, (i) his Salary through the end of the third calendar month from which his death occurs, (ii) all expenses and other amounts reimbursable or otherwise payable to Employee under this Agreement, including also any then accrued but unused paid vacation leave, up to any maximum accrued vacation limit, and (iii) the total amount outstanding of the Bonus.

(c)          Termination by the Employer Without Cause. If the Employer terminates the Employee without cause, the Employer will pay the Employee in accordance with its regular payroll schedule, subject to standard withholdings and deductions, the Employee’s then current Salary for a period of six (6) months (the “Severance”) and the total amounts outstanding from any Performance-based Cash Bonuses, as defined in section 3.1.b.

(d)          Termination by the Employee Without Cause. If the Employee severs his employment relationship with the Employer, upon at least thirty (30) days prior written notice, the Employer will pay the Employee in accordance with its regular payroll schedule, subject to standard withholdings and deductions, the Employee’s then current salary up to and until the date the employment relationship is terminated.

(e)           Termination by the Employer For Cause. If the Employer terminates the Employee for cause, the Employer will pay the Employee in accordance with its regular payroll schedule, subject to standard withholdings and deductions, the Employee’s then current salary up to and until the date that the Employee is terminated.

(f)           Termination by Employee For Cause. If the Employee terminates his employment for cause, the Employer shall pay the Employee the Severance and the total amount outstanding of the Bonus.

(g)          Benefits. The Employee’s accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and Employee will be entitled to accrued Benefits pursuant to such plans only as provided in such plans, to and including all COBRA rights with regard to health insurance plans.

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5.             NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

5.1              ACKNOWLEDGMENTS BY THE EMPLOYEE

The Employee acknowledges that (a) during the Employment Period and as a part of his employment, Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on Employer and its business; (c) because Employee possesses substantial technical and business expertise and skill with respect to Employer’s business, Employer desires to obtain exclusive ownership of each Employee Invention, Employee trade secrets, and the Parties agree that Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; (d) Employer has required that Employee make the covenants in this Section 5 as a condition of the Transaction and Employee’s interest therein; and (e) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide Employer with exclusive ownership of all Employee Inventions.

5.2           AGREEMENTS OF THE EMPLOYEE

In consideration of the compensation and benefits to be paid or provided to Employee by Employer under this Agreement, Employee covenants as follows:

(a)            Confidentiality

(i)                 During and following the Employment Period, Employee will hold in confidence all Confidential Information and will not disclose it to any person except with the specific prior written consent of Employer or except as otherwise expressly permitted by the terms of this Agreement.

(ii)               Any trade secrets of Employer will be entitled to all of the protections and benefits under applicable law. If any information that Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that Employer submits proof of the economic value of any trade secret or posts a bond or other security.

(iii)             None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Employee demonstrates was or became generally available to the public other than as a result of a disclosure by Employee.

(iv)             Employee will not remove from Employer’s premises (except to the extent such removal is for purposes of the performance of Employee’s duties at home or while traveling, or except as otherwise specifically authorized by Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). Employee recognizes that, as between Employer and Employee, all of the Proprietary Items, whether or not developed by Employee, are the exclusive property of Employer. Upon termination of this Agreement by either party, or upon the request of Employer during the Employment Period, Employee will return to Employer all of the Proprietary Items in Employee’s possession or subject to Employee’s control, and Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

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(b)           Employee Inventions. Each Employee Invention will belong exclusively to Employer. The Employee acknowledges that all of Employee’s writing, works of authorship, specially commissioned works listed in Schedule 5.2(b), and other Employee Inventions are works made for hire and the property of Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, Employee hereby assigns to Employer all of Employee’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Employee covenants that he will promptly:

(i)                disclose to Employer in writing any Employee Invention;

(ii)              assign to Employer or to a party designated by Employer, at Employer’s request and without additional compensation, all of Employee’s rights to Employee Inventions for the United States and all foreign jurisdictions;

(iii)             execute and deliver to Employer such applications, assignments, and other documents as Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(iv)             sign all other papers necessary to carry out the above obligations; and

(v)              give testimony and render any other assistance but without expense to Employee in support of Employer’s rights to any Employee Invention.

5.3           DISPUTES OR CONTROVERSIES

The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by Employer, Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

6.            NON-COMPETITION AND NON-INTERFERENCE

6.1           ACKNOWLEDGMENTS BY THE EMPLOYEE

The Employee acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual in character; (b) Employer competes with other businesses in the IP Video sector ; and (c) the provisions of this Section 6 are reasonable and necessary to protect Employer’s business.

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6.2          COVENANTS OF THE EMPLOYEE

In consideration of the acknowledgments by Employee, and in consideration of the compensation and benefits to be paid or provided to Employee by Employer, Employee covenants that he will not, directly or indirectly:

(a)           during the Employment Period and for a period of one (1) year after termination of the Agreement engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Employee’s name or any similar name to, lend Employee’s credit to or render services or advice to, any business whose products or activities directly compete in whole or in material part with the products or activities of Employer ;

(b)           whether for Employee’s own account or for the account of any other person, at any time during the Employment Period and for one (1) year following termination of the Agreement, solicit business of the same or similar type being carried on by Employer, from any person known by Employee to have been a customer, client, prime contractor, subcontractor or strategic partner of Employer during the Employment Period, where the Employee had personal contact with such person or entity, or learned of such person or entity, during and by reason of Employee’s employment with Employer;

(c)           whether for Employee’s own account or the account of any other person (i) at any time during the Employment Period and for one (1) year following termination of the Agreement, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee or contractor of Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee or contractor of Employer to terminate his employment or consultancy with Employer; or (ii) at any time during the Employment Period and for one (1) year following termination of the Agreement, interfere with Employer’s relationship with any person, including any person who at any time during the Employment Period was an employee, contractor (prime or sub-), supplier, or customer of Employer; or

(d)          at any time during or after the Employment Period, disparage Employer or any of its shareholders, directors, officers, employees, or agents. Similarly, at no time during or after the Employment Period will the Employer disparage the Employee.

If any covenant in this Section 6.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Employee.

The period of time applicable to any covenant in this Section 6.2 will be extended by the duration of any violation by Employee of such covenant.

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7.            GENERAL PROVISIONS

7.1           INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

Employee acknowledges that the injury that would be suffered by Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 5 and 6) would be irreparable and that an award of monetary damages to Employer for such a breach would be an inadequate remedy. Consequently, Employer will have the right, in addition to any other rights it may have, to seek injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Employer will not be obligated to post bond or other security in seeking such relief. Without limiting Employer’s rights under this Section 7 or any other remedies of Employer, if Employee breaches any of the provisions of Section 5 or 6, Employer will have the right to cease making any payments otherwise due to Employee under this Agreement until such breach has been remedied or cured.

7.2           COVENANTS OF SECTIONS 5 AND 6 ARE ESSENTIAL AND INDEPENDENT COVENANTS

The covenants by Employee in Sections 5 and 6 are essential elements of this Agreement and the Transaction, and without Employee’s agreement to comply with such covenants, Employer would not have entered into the Transaction or this Agreement or employed the Employee. Employer and Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Employer.

The Employee’s covenants in Sections 5 and 6 are independent covenants and the existence of any claim by Employee against Employer under this Agreement or otherwise or against Employer will not excuse Employee’s breach of any covenant in Section 5 or 6.

If Employee’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Employee in Sections 5 and 6.

7.3          REPRESENTATIONS AND WARRANTIES BY THE EMPLOYEE

Employee represents and warrants to Employer that the execution and delivery by Employee of this Agreement do not, and the performance by Employee of Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.

7.4           WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

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7.5           BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon (without any further action by Employee required), the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Employee under this Agreement, being personal, may not be delegated.

7.6           NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers or to such other addresses and facsimile numbers as a party may designate by notice to the other parties.

7.7           ENTIRE AGREEMENT; AMENDMENTS

This Agreement and the documents executed in connection with the Transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

7.8           CHOICE OF LAW; FORUM; LEGAL FEES

This Agreement shall be construed according to the laws of the United States of America and the State of New York, without regard to its conflicts of laws principles. Both Parties hereby expressly consent to the personal jurisdiction of the State and Federal Courts located in the City of New York in any legal action filed by either party arising from or related to this Agreement. In any legal action brought by either party to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the cost of such action, including reasonable attorneys’ fees.

7.9           SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

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7.10         SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.11          COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER: KIT DIGITAL, INC. By:/s/ Gavin Campion Name: Gavin Campion Title: President Date: September 28, 2011	EMPLOYEE: /s/ Barak Bar-Cohen Name: Barak Bar-Cohen Date: September 25, 2011

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